Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

May 2, 2025

To:

Enlivex Therapeutics Ltd.

14 Einstein Street

Ness Ziona, Israel 7403618

Re: Enlivex Therapeutics Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), which contains two prospectuses (i) a sales agreement prospectus covering the offer and sale by the Company, from time to time, of up to 8,800,000 ordinary shares (the “ATM Shares”), par value NIS 0.40 per share (“Ordinary Shares”) that may be sold under the Sales Agreement, dated December 30, 2022, by and among the Company, Cantor Fitzgerald & Co. and Citizens JMP Securities, LLC (the “Sales Agreement”), and (ii) a base prospectus covering the offer and sale by the Company, from time to time, of up to $300,000,000, in the aggregate, of any one or more of the following types of securities:

(a)	Ordinary Shares (the “Primary Shares” and together with the ATM Shares, the “Registered Shares”);

(b)	warrants to purchase Ordinary Shares (“Warrants”); and

(c)	units to purchase any combination of Ordinary Shares and Warrants (“Units”).

The Primary Shares registered under the Registration Statement include (i) 3,571,429 Ordinary Shares issuable upon the exercise of certain Series A warrants issued on May 29, 2024, (ii) 3,571,429 Ordinary Shares issuable upon the exercise of certain Series B warrants issued on May 29, 2024, (iii) 125,000 Ordinary Shares issuable upon the exercise of certain Series A placement agent warrants issued on May 29, 2024, and (iv) 125,000 Ordinary Shares issuable upon the exercise of certain Series B placement agent warrants issued on May 29, 2024 (such warrants, collectively, the “2024 Warrants” and the underlying Ordinary Shares, the “2024 Warrant Shares”).

The ATM Shares, Primary Shares, Warrants, and Units are collectively referred to herein as the “Securities”

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the articles of association of the Company, as amended and currently in effect (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”) and committees of the Board; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. In addition, for purposes of our opinion, we have assumed that, at the time of issuance and sale of the Registered Shares, a sufficient number of Ordinary Shares shall be authorized and available for issuance under the Articles as then in effect and that the consideration for the issuance and sale of the Registered Shares shall be in an amount that is not less than the nominal (par) value of the Ordinary Shares. We have further assumed the effectiveness of the Registration Statement (including any post-effective amendments) under the Securities Act, and that such effectiveness shall not have been terminated or rescinded, at the time of the offer and sale of any of the Securities.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	Assuming (a) that prior to the issuance of any of the ATM Shares under the Sales Agreement, the price, number of ATM Shares and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement will be authorized and approved by the Board or a pricing committee of the Board in compliance with applicable Israeli law and all corporate proceedings necessary for the authorization, issuance and delivery of the ATM Shares shall have been taken, and (b) receipt by the Company of the consideration for the ATM Shares in such amount as has been authorized and approved by the Board, or in amount as may be authorized and approved by the Board or a pricing committee of the Board from time to time in accordance with Israeli law, upon issuance pursuant to the terms of the Sales Agreement and in accordance with resolutions of the Board related to the offering of the ATM Shares, the ATM Shares will be validly issued, fully paid and non-assessable.

(2)	Assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Primary Shares, the terms of the offering thereof and related matters (for purposes of this paragraph, the “Authorizing Resolutions”), (b) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Primary Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (c) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Report of Foreign Private Issuer on Form 6-K, pursuant to which the Primary Shares may be issued and sold, and (d) receipt by the Company of the consideration for the Primary Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement and the applicable convertible Securities, if any, pursuant to which the Primary Shares may be issued, the Primary Shares (excluding the 2024 Warrant Shares, which are addressed in the following opinion) will be validly issued, fully paid and non-assessable.

(3)	The 2024 Warrant Shares have been duly authorized for issuance and sale pursuant to the respective 2024 Warrant by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms and conditions of the respective 2024 Warrant, will be validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued (including an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ FISCHER (FBC & Co.)

FISCHER (FBC & Co.)

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